Exhibit 10.23

SECOND SUBLEASE AGREEMENT AMENDMENT

This amendment (this “Amendment”) is made as of April 7, 2004, to the Sublease Agreement (the “Sublease”) dated the 30th day of October in the year 2002, as amended on August 20, 2003, between NMS Communications Corporation (“Sublandlord”) and Glasshouse Technologies, Inc. (the “Subtenant”) for and in consideration of the promises herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. The parties hereto hereby agree, as follows:

Section 3-	The Term of the Sublease shall be extended to expire on November 30, 2005, provided, however, that this Sublease may be sooner terminated as provided in the Lease or the Sublease. This extension shall be under the same provisions, as modified in this Amendment.

Section 4-	Definitions.

“Annual Fixed Rental Rate” shall mean $146,409.00 from September 1, 2003 through November 30, 2003, $168,084 through November 30, 2004, and $168,084 through November 30, 2005.

Section 11-	Each of the parties hereto represents and warrants to the other that it has not dealt with any broker other than Richards Barry Joyce & Partners in connection with the negotiation and approval of this amendment to Sublease. Sublandlord shall be responsible for any fees or claims for fees payable to or asserted by Richards Barry Joyce & Partners and each party shall indemnify and hold harmless the other against any claim for brokerage fees based upon facts inconsistent with the foregoing.

Section 19(d)-	Replace Section 19(d) in its entirety with the following:

(d) Option to Extend. In the event that Sublandlord has no intention or plans to use the Subleased Premises for itself or its affiliated companies, or either of their successors or assigns, Subtenant has one (1) option to extend the Term of this Sublease for a period of one (1) year (“Extension Term”) commencing on December 1, 2005 provided that (a) no default beyond any applicable grace and cure periods in the obligations of the subtenant to pay Annual Fixed Rent or Additional Rent under this sublease shall exist at the time such option is exercised and no other payment default or material default beyond applicable notice and grace periods shall exist under this sublease either at the time of notice of exercise of the option or upon the day of commencement of such Extension Term, (b) subtenant shall give notice to Sublandlord of its exercise of the applicable option not later than June 30, 2005, and (c) at the time such option is exercised and as of the first day of the Extension

Term, the original Subtenant shall be itself be in occupancy of 100% of the Subleased Premises, and (d) Sublandlord has not within thirty (30) days from Subtenant’s notice to exercise this option notified Subtenant that Sublandlord rejects the option because Sublandlord has an intention or plan to use the Subleased Premises for itself or its affiliated companies. All the provisions of this Sublease shall be applicable during the Extension Term except that (a) Subtenant shall have no additional option to extend the Term of this Sublease beyond the Extension Term, (b) the Annual Fixed Rent shall be $180,900, and (c) none of the provisions of Early Entry or any improvements shall apply nor shall Sublandlord by required to pay any inducement payments nor make any alterations of any kind or nature.

Section 19(e)-	Add a new Section 19(e), as follows:

“(e) Right to Terminate. Notwithstanding any provisions of the Lease or the Sublease to the contrary, Sublandlord shall by notice given from and after December 1, 2004 have the right to at anytime terminate without cause the Sublease upon one hundred twenty (120) days prior written notice to Subtenant (the earliest termination date being March 31, 2005), provided Sublandlord’s right to so terminate early shall be effective (i) prior to December 1, 2005, only if Sublandlord has the intention or plan to use for itself or its affiliated companies, or either of their successors or assigns, or to sublease to any other prospective sublessee, substantially all of both the first and second floors of the Building (excluding any expansion space, common areas or space not occupied as of the effective date of this Amendment); or (ii) for December 1, 2005 and after, if Sublandlord has the intention or plan to use for itself or its affiliated companies, or either of their successors or assigns, or to sublease to any other prospective sublessee, a majority of the Subleased Premises.”

This Amendment shall not be effective until executed and delivered by Sublandlord and Subtenant and consented to by Landlord. All other terms and conditions in the Sublease shall remain in full force and effect. In the event of a conflict between the Sublease and this Amendment, this Amendment shall prevail.

The Sublease, including this Amendment, is the entire understanding between the parties concerning the subject matter herein, and supersedes, waives, and rescinds all prior written or oral representations, negotiations, agreements or understandings with respect thereto. This Amendment may not be amended, altered or modified except by instrument in writing and executed by Sublandlord and Subtenant.

EXECUTED as a Massachusetts instrument under seal as of the date first herein above set forth.

SUBLANDLORD:

NMS COMMUNICATIONS CORPORATION

By:	/s/ Jamie Toale
Name:	Jamie Toale
Title:	Vice President

SUBTENANT

GLASSHOUSE TECHNOLOGIES, INC.:

By:	/s/ Michael Tobin
Name:	Michael Tobin
Title:	Senior Vice President, Operations